Exhibit 3(i).2

                                STATE OF DELAWARE
                               SECRETARY OF STATE
                            DIVISION OF CORPORATIONS
                            FILED 09:00 AM 09/23/1998
                                981383187-2279234

                              CERTIFICATE OF MERGER

                                       of

                          INTERNET COMMERCE CORPORATION
                            (a Delaware Corporation)

                                      into

                             INFOSAFE SYSTEMS, INC.
                            (a Delaware Corporation)


It is hereby certified that:

        1.  Infosafe Systems, Inc. is a corporation of the State of Delaware.

        2. Internet Commerce Corporation is a corporation of the State of Delaware.

        3. An agreement of merger has been approved, adopted, executed, certified, and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation of Law of the State of Delaware ("DGCL").

        4. The name of the surviving corporation shall be Infosafe Systems, Inc.

        5. The certificate of incorporation for the surviving corporation shall be that of Infosafe Systems, Inc., as amended.

        6. The executed agreement of merger is on file at the office of Infosafe Systems, Inc. located at 805 Third Avenue, New York, New York 10020.

        7. A copy of the agreement of merger will be furnished by Infosafe Systems, Inc., on the request and without cost, to any stockholder of any constituent corporation.

                                                   BY:  INFOSAFE SYSTEMS, INC.


                                                   /s/ Arthur R. Medici
                                                   --------------------
                                                   Arthur R. Medici
                                                   President